EXHIBIT 10.1

Invention Assignment and Royalty Agreement

This Agreement is made and entered into as of the Effective Date by and between Mr. Auston Locke, an individual residing at 4123 Costero Risco, San Clemente, CA 92673 (hereinafter “Auston”), and Catheter Precision, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business located at 1670 Highway 160 West, Suite 205, Fort Mill, SC 29708 (hereinafter “Company”), collectively the “Parties.”

RECITALS

WHEREAS, “Auston” and David Jenkins are co-inventors of inventions related to surgical closure devices (the “Inventions”);

WHEREAS, the “Inventions” are the subject of a number of pending patent applications;

WHEREAS, “Auston” previously assigned his rights as a co-inventor to the Company for a first patent application on the “Inventions”, U.S. Patent Application No. 17/867,205 (“the ‘205 Application”) and to any continuations thereof, in an Assignment and Agreement signed on July 15, 2022;

WHEREAS, the Company has filed several continuation-in-part (CIP) patent applications (“the CIP applications”) based on improvements to the invention described in the ‘205 Application;

NOW THEREFORE in an effort to more formalize the agreement between the Parties, the Parties agree as follows.

DEFINITIONS

“Inventions”: Refers to the inventions related to surgical closure devices, as co-invented by Mr. Auston Locke and David Jenkins, which are the subject of various patent applications including, but not limited to, the '205 Application and any Continuation-In-Part applications thereof.

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“CIP Applications” (Continuation-In-Part Applications): Pertains to patent applications filed by the Company based on improvements, modifications, or developments of the invention described in the ‘205 Application, which claim priority to that application.

“Net Sales”: Constitutes the total revenue generated from the sale of products incorporating or utilizing the Inventions, minus standard and customary deductions. These deductions may include, but are not limited to, discounts, returns, allowances, taxes, shipping and insurance costs, and any other charges directly related to the sale of such products.

“Effective Date”: Denotes the date on which this Agreement is executed by both Parties as indicated in the signature block below.

“Patents”: Encompasses all Letters Patent that may be granted in the United States and in foreign jurisdictions based on the patent applications for the Inventions, including but not limited to the ‘205 Application, the “CIP Applications”, and any divisional, continuation, continuation-in-part, and reissue applications thereof.

ASSIGNMENT OF RIGHTS

Assignment: “Auston” agrees to assign and hereby does assign to Company and its successors and assigns, the full and exclusive right, title, and interest in and to all inventions, improvements, and modifications thereof that are claimed in patent applications claiming priority to the ‘205 Application. Auston agrees to provide all reasonable assistance to Company in obtaining and enforcing proper title in and protection for the said inventions, improvements, and modifications under the intellectual property laws of the United States and countries foreign thereto. In particular, “Auston” agrees to sign documents, including inventor declarations and assignment documents, necessary for completing applications for patents and recording assignments for those applications as requested by Company for the ‘205 Application and any patent applications claiming priority to the ‘205 Application, including but not limited to divisional applications, continuation applications, “CIP applications”, and reissue applications.

Scope of Assignment: This assignment includes, but is not limited to, all rights in the aforementioned inventions, improvements, and modifications; all rights in the above-identified applications and all other applications for Letters Patent of the United States and countries foreign thereto for the said inventions, improvements, and modifications; all Letters Patent that may issue from the said applications in the United States and countries foreign thereto; all divisions, continuations, reissues, and extensions of the said applications and Letters Patent; and the right to claim for any of the said applications the full benefits and priority rights under the International Convention and any other international agreements to which the United States adheres.

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Duration of Assignment: “Auston” 's right, title, and interest in the Patents shall be held and enjoyed by the Company, its successors and assigns, for the full term or terms for which any and all such Patents may be granted, as fully and entirely as would have been held and enjoyed by “Auston” had this assignment not been made.

Cooperation in Enforcing Intellectual Property:“ Auston” agrees to provide reasonable assistance as may be necessary and requested by Company to enforce patent rights to assigned inventions against third parties.

CONSIDERATION

Royalty Payments: In consideration for the assignment of rights as stipulated in this Agreement, Company agrees to pay “Auston” a royalty on Net Sales of products covered by the Patents at royalty rates specified in this agreement.

Initial Royalty Rate: The Company shall pay Auston a royalty of five percent (5%) on Net Sales of products covered by the Patents, with that royalty rate continuing until a cumulative total of one million dollars ($1,000,000) in royalties has been paid to Auston.

Reduced Royalty Rate After $1,000,000:Following royalty payments totaling one million dollars ($1,000,000), the Company shall continue to pay royalties to “Auston” at the reduced rate of two percent (2%) on Net Sales of products covered by the Patents, conditioned upon the grant by the United States Patent and Trademark Office (USPTO) of at least one patent on the Invention. The payment of royalties at this reduced rate shall continue until the total cumulative royalties paid to “Auston” reaches ten million dollars ($10,000,000), after which no further royalty payments will be due.

Termination of Royalty Payments Upon Expiration of Patents: No further royalty payments will be due under this Agreement after December 31, 2033 or after the expiration, cancelation or abandonment of all Patents that are subjects of this Agreement, whichever is earlier.

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Annual Payment Schedule: Royalties shall be calculated annually in arrears, based on the Net Sales of products covered by the Patents for each year ending December 31. The Company shall make royalty payments to “Auston” within sixty (60) days following the end of each calendar year in which royalty payments are due.

Indemnification and Hold Harmless: In exchange for this assignment, “Company” agrees to indemnify, defend, and hold harmless “Auston” from any and all claims and or lawsuits arising out to the sale or use of the “Inventions” and to pay any legal fees and costs associated with any litigation arising out of any claims of harm or defect related to or based upon any claims that the “Inventions” were dangerous, defective or unsafe for their intended use.

GENERAL TERMS

Term of Agreement: This Agreement shall remain in effect until December 31, 2033, or until the expiration, cancelation or abandonment of all Patents that are subjects of this Agreement, whichever is earlier.

No Agency or Employment Relationship: Nothing in this Agreement shall be construed to create an agency or employment relationship between “Auston” and Company. Each party shall act as an independent contractor.

Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without regard to its choice of law rules.

Bearing of Costs: Each party shall bear its own costs and expenses incurred in connection with the negotiation, execution, and performance of this Agreement.

Availability of Legal Counsel and No Presumption Against Drafting Party: Each party acknowledges that it has had the opportunity to obtain legal counsel prior to signing this Agreement. Therefore, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of their authorship of any provision of this Agreement.

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Assignability: This Agreement may be assigned by either party upon providing notice to the other party, subject to the terms and conditions herein.

No Warranties: Neither party makes any warranties, express or implied, including but not limited to any warranties of patentability, fitness for a particular purpose, non-infringement, or merchantability, in relation to the inventions that are the subject of any Patents or applications covered under this Agreement.

Representations and Warranties: Each Party represents, warrants, and covenants to the other Party that: (a) it has not entered into and shall not enter into any agreement with any third party which is inconsistent or in conflict with this Agreement; and (b) it has the full power and authority, on behalf of itself and its Affiliates, to enter into this Agreement, and this Agreement is and will be enforceable against it and its Affiliates in accordance with its terms.

Execution in Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Entire Agreement and Amendments: This Agreement constitutes the entire agreement between “Auston” and Company with respect to the subject matter hereof and supersedes all prior and contemporaneous communications, representations, understandings, and agreements, both written and oral, with respect to such subject matter. Any amendments or modifications to this Agreement shall be valid only if made in writing, dated subsequent to the Effective Date of this Agreement, and manually signed by authorized representatives of both Parties.

Headings: The captions and headings used in this Agreement are for convenience only and shall not affect the interpretation or construction of this Agreement. They are not intended to be full or precise descriptions of the content of the respective sections.

Dispute Resolution: Upon a dispute, the Parties will meet within 30 days for resolution through good-faith negotiations, exchanging relevant information. Formal proceedings are delayed until such negotiations are deemed unlikely to resolve the dispute.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date indicated below.

/s/Auston Locke	5/28/2024
Auston Locke	Date

Catheter Precision, Inc.

/s/ David Jenkins	5/28/2024
David Jenkins	Date
Title: CEO

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